UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 5, 2016

Lightstone Real Estate Income Trust Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-200464	47-1796830
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

The terms “we,” “our,” “us” and “the Company” refer to Lightstone Real Estate Income Trust, Inc., a Maryland corporation. Our sponsor is The Lightstone Group. David Lichtenstein controls and owns the majority of the equity interests of our sponsor. We will be externally advised by our advisor. Our advisor will conduct our operations and manage our portfolio of real estate investments. Mr. Lichtenstein is the majority owner of the equity interests of our advisor.

Estimated NAV and NAV per Share

On March 14, 2016, the Company’s board of directors previously approved its estimated net asset value (“NAV”) of approximately $7.2 million and resulting estimated NAV per share of $10.00, both as of December 31, 2015, after taking into consideration the sponsor’s commitment to make quarterly advances under the subordinated agreement pursuant to which approximately $3.1 million was subsequently funded during the first quarter of 2016.

The Company subsequently determined that it should not include advances made under the subordinated agreement in its estimated NAV calculations unless such advances have been made on or before the as of date of the applicable NAV.  Accordingly, the estimated NAV and resulting estimated NAV per share should have been approximately $4.1 million and $5.71, respectively, both as of December 31, 2015. Through December 31, 2015, the sponsor had made no advances under the subordinated agreement.

On May 13, 2016, our board of directors approved our estimated NAV of approximately $9.9 million and resulting estimated NAV per share of $9.14, both as of March 31, 2016 and both after the addition of advances from the sponsor under the subordinated agreement. In the calculation of our estimated NAV no allocations of value were made to the sponsor under the subordinated agreement because the estimated NAV per share does not exceed the aggregate $10.00 offering price per share plus a cumulative, pre-tax non-compounded annual return of 8.0% as of March 31, 2016. Through March 31, 2016, the sponsor had advanced approximately $3.1 million under the subordinated agreement. In June 2016, the sponsor made an additional advance of $2.6 million, increasing the aggregate advances under the subordinated agreement to $5.7 million.

Process and Methodology

Our advisor, along with any necessary material assistance or confirmation of a third-party valuation expert or service, is responsible for calculating our NAV, which we currently expect will be done on a quarterly basis for as long as the sponsor’s obligation to fund quarterly draws under the subordinated agreement continues and thereafter, will be done on at least an annual basis unless and until our Common Shares are approved for listing on a national securities exchange. Our board of directors will review each estimate of NAV and approve the resulting NAV per share.

Our estimated NAV per share as of December 31, 2015 was calculated with the assistance of both our advisor and Marshall & Steven’s Incorporated (“M&S”), an independent third-party valuation firm engaged by us to assist with the valuation of our assets, liabilities and any allocations of value to the sponsor under the subordinated agreement. The advisor recommended and the board of directors established the estimated NAV per share as of December 31, 2015 based upon the analyses and reports provided by the advisor and M&S. Our estimated NAV per share as of March 31, 2016 was calculated solely by our advisor. Our advisor recommended and the board of directors established the estimated NAV per share as of March 31, 2016 based upon the analysis provided by the advisor. The process for estimating the value of our assets, liabilities and allocations of value to the sponsor under the subordinated agreement is performed in accordance with the provisions of the Investment Program Association Practice Guideline 2013-01, “Valuations of Publicly Registered Non-Listed REITs,” issued April 29, 2013. We believe that our valuations were developed in a manner reasonably designed to ensure their reliability.

The engagement of M&S with respect to our NAV per share as of December 31, 2015 was approved by our board of directors, including all of our independent directors. M&S has extensive experience in conducting asset valuations, included valuations of commercial real estate, debt, properties and real estate-related investments.

With respect to our NAV per share as of December 31, 2015, M&S prepared a NAV report (the “December 2015 NAV Report”) which estimated the NAV per share as of December 31, 2015. The December 2015 NAV Report relied upon M&S’s estimated value of our investment in related party and the advisor’s estimate of the value of our cash and cash equivalents, other assets, due to related parties, other liabilities and allocations of value to the sponsor under the subordinated agreement, to calculate estimated NAV per share, all as of December 31, 2015.

In connection with the update of our NAV per share as of March 31, 2016, our advisor (i) applied the same methodology which was previously utilized by M&S to determine the estimated fair value of our investment in related party and (ii) estimated the fair value of our cash and cash equivalents, other assets, due to related parties, other liabilities and allocations of value to the sponsor under the subordinated agreement, to calculate our estimated NAV per share, all as of March 31, 2016.

The table below sets forth the calculation of our estimated NAV and resulting estimated NAV per share as of March 31, 2016 compared to December 31, 2015:

	As of March 31, 2016		As of December 31, 2015
	Value	Per Share	Value	Per Share
Net Assets:
Investment in related party	$6,100,000	$5.62	$4,000,000	$5.53
Non-Real Estate Assets:
Cash and cash equivalents	4,219,688		1,213,014
Other assets	6,265		434
Total non-real estate assets	4,225,953	3.90	1,213,448	1.68
Total Assets	10,325,953	9.52	5,213,448	7.21
Liabilities:
Due to related parties	(14,353)		(865,436)
Other liabilities	(395,176)		(217,275)
Total liabilities	(409,529)	(0.38)	(1,082,711)	(1.50)
Adjusted NAV after giving effect to advances from sponsor under the subordinated agreement	$9,916,424	$9.14	$4,130,737	$5.71
Shares of Common Stock Outstanding	1,084,525		723,975
NAV attributable to advances under the subordinated agreement	$3,109,013	$2.87	$—	$0.0
NAV without advances from sponsor under the subordinated agreement	$6,807,411	$6.27	$—	$5.71

Use of Independent Valuation Firm:

As discussed above, our advisor is responsible for calculating our NAV. In connection with determining our NAV, our advisor may rely on the material assistance or confirmation of a third-party valuation expert or service. In this regard, M&S was selected by our board of directors to assist our advisor in the calculation of our estimated NAV and resulting estimated NAV per share as of December 31, 2015. M&S services included estimating the fair value of our investment in related party and preparing the December 2015 NAV Report. M&S is engaged in the business of appraising commercial real estate properties and is not affiliated with us or the advisor. The compensation we paid to M&S was based on the scope of work and not on the estimated fair value of our investment in related party. In preparing its report, M&S did not, and was not requested to, solicit third-party indications of interest for our common stock in connection with possible purchases thereof or the acquisition of all or any part of us.

M&S collected reasonably available material information that it deemed relevant in estimating the fair value of our investment in related party.

In conducting their investigation and analyses, M&S took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although M&S reviewed information supplied or otherwise made available by us or the advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. M&S assumed that any operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with M&S were reasonably prepared in good faith on bases reflecting the then best currently available estimates and judgments of our management, our board of directors, and/or the advisor. M&S relied on us to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.

M&S is actively engaged in the business of appraising commercial real estate properties and real estate related-investments similar to those owned or invested by us in connection with public security offerings, private placements, business combinations, and similar transactions. We do not believe that there are any material conflicts of interest between M&S, on the one hand, and us, the Sponsor, the advisor, and our affiliates, on the other hand. Our advisor engaged M&S on behalf of our board of directors to deliver their reports to assist in the NAV calculation as of December 31, 2015 and M&S received compensation for those efforts. In addition, we agreed to indemnify M&S against certain liabilities arising out of this engagement. Prior to us publishing our NAV per share as of December 31, 2015, M&S had not been previously engaged by us. M&S may from time to time in the future perform other services for us and our Sponsor or other affiliates of the Sponsor, so long as such other services do not adversely affect the independence of M&S.

Although M&S considered any comments received from us and the advisor relating to their reports, the final estimated fair value of our investment in related party was determined by M&S. The reports were addressed to our board of directors to assist our board of directors in calculating an estimated value per share of our common stock as of December 31, 2015. The reports were not addressed to the public, may not be relied upon by any other person to establish an estimated value per share of our common stock, and do not constitute a recommendation to any person to purchase or sell any shares of our common stock.

Our goal in calculating our estimated NAV is to arrive at values that are reasonable and supportable using what we deem to be appropriate valuation methodologies and assumptions. The reports, including the analysis, opinions, and conclusions set forth in such reports, are qualified by the assumptions, qualifications, and limitations set forth in the respective reports. The following is a summary of our valuation methodologies used to value our assets and liabilities by key component:

Investment in Related Party:   As discussed above, we previously engaged M&S to estimate the fair value of our investment in related party as of December 31, 2015. In connection with the calculation of our NAV as of March 31, 2016, our advisor applied the same methodology which was previously utilized by M&S to determine the estimated fair value of our investment in related party.

During the fourth quarter of 2015, we entered into an agreement with various related party entities that provides for us to make aggregate preferred equity contributions of up to $20.0 million in various affiliates of our sponsor which own a parcel of land located at 105-109 W. 28th Street, New York, NY on which they intend to develop a 343-room Marriott Moxy hotel. These contributions are made pursuant to an instrument (the “Preferred Investment”) that entitles us to monthly preferred distributions at a rate of 12% per annum. Our Preferred Investment is classified as a held-to-maturity security and is recorded at cost. As of March 31, 2016, the estimated value of our Preferred Investment of $6.1 million approximated its carrying value based on market rates for similar instruments.

Cash and Cash Equivalents:   The estimated values of our cash and cash equivalents approximate their carrying values due to their short maturities.

Other Assets: Our other assets consist of prepaid expenses and other assets. The estimated values of these items approximate their carrying values due to their short maturities.

Due to Related Parties:   The estimated value of our due to related parties approximates its carrying value due to its short maturity.

Other Liabilities:   Our other liabilities consist of our accounts payable and accrued expenses and distributions payable. The carrying values of these items were considered to equal their fair value due to their short maturities.

Limitations and Risks

As with any valuation methodology, the methodology used to determine our estimated NAV and resulting estimated NAV per share is based upon a number of estimates and assumptions that may prove later not to be accurate or complete. Further, different market participants with different property-specific and general real estate and capital market assumptions, estimates, judgments and standards could derive different estimated NAVs per share, which could be significantly different from the estimated NAV per share approved by our board of directors. The estimated NAV per share approved by our board of directors does not represent the fair value of our assets less liabilities in accordance GAAP, and such estimated NAV per share is not a representation, warranty or guarantee that:

•	a stockholder would be able to resell his or her shares of common stock at the estimated NAV per share;

•	a stockholder would ultimately realize distributions per share of common stock equal to the estimated NAV per share upon liquidation of our assets and settlement of our liabilities or a sale of the Company;

•	our shares of common stock would trade at the estimated NAV per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the estimated NAV per share; or

•	the methodology used to estimate our NAV per share would be acceptable to the Financial Industry Regulatory Authority (“FINRA”) or under the Employee Retirement Income Security Act with respect to their respective requirements.

The Internal Revenue Service and the Department of Labor do not provide any guidance on the methodology an issuer must use to determine its estimated NAV per share.

FINRA guidance provides that NAV valuations be derived from a methodology that conforms to industry practice.

As with any valuation methodology, our methodology is based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive different estimated NAVs per share, and these differences could be significant. The estimated NAV per share is not audited and does not represent the fair value of our assets less our liabilities in accordance with GAAP, nor do they represent an actual liquidation value of our assets and liabilities or the price that shares of our common stock would trade at on a national securities exchange. As of the date of this filing, although we have not sought stockholder approval to adopt a plan of liquidation of the Company, certain distributions may be payable to our sponsor pursuant to the terms of the subordinated agreement in connection with a liquidation event. Accordingly, our estimated NAV per share reflects any allocation of value to the sponsor under the subordinated agreement representing the amount that would be payable to the sponsor in connection with a liquidation event pursuant to the guidelines for estimating NAV contained in IPA Practice Guideline 2013-01, “Valuation of Publicly Registered Non-Listed REITs”. Our estimated NAV per share is based on the estimated value of our assets less the estimated value of our liabilities less any allocations of value to the sponsor under the subordinated agreement divided by the number of our diluted shares of common stock outstanding, all as of the date indicated. Our estimated NAV per share does not reflect a discount for the fact we are externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. Our estimated NAV per share does not take into account estimated disposition costs or fees or penalties, if any, that may apply upon the prepayment of certain of our debt obligations or the impact of restrictions on the assumption of certain debt. Our NAV per share will fluctuate over time as a result of, among other things, future acquisitions or dispositions of assets, developments related to individual assets and the management of those assets and changes in the real estate and capital markets. Different parties using different assumptions and estimates could derive different NAVs and resulting estimated NAVs per share, and these differences could be significant. Markets for real estate and real estate-related investments can fluctuate and values are expected to change in the future. We currently expect that our advisor will estimate our NAV on a quarterly basis for as long as our sponsor’s obligation to fund quarterly draws under the subordinated agreement continues and thereafter, our advisor will estimate our NAV on at least an annual basis. Our board of directors will review and approve each estimate of NAV.

The following factors may cause a stockholder not to ultimately realize distributions per share of common stock equal to the estimated NAV per share upon liquidation:

•	The methodology used to determine estimated NAV per share includes a number of estimates and assumptions that may not prove to be accurate or complete as compared to the actual amounts received in the liquidation;

•	In a liquidation, certain assets may not be liquidated at their estimated values because of transfer fees and disposition fees, which are not reflected in the estimated NAV calculation;

•	In a liquidation, debt obligations may have to be prepaid and the costs of any prepayment penalties may reduce the liquidation amounts. Prepayment penalties are not included in determining the estimated value of liabilities in determining estimated NAV;

•	In a liquidation, the real estate assets may derive a portfolio premium which premium is not considered in determining estimated NAV;

•	In a liquidation, the potential buyers of the assets may use different estimates and assumptions than those used in determining estimated NAV;

•	If the liquidation occurs through a listing of the common stock on a national securities exchange, the capital markets may value the Company's net assets at a different amount than the estimated NAV. Such valuation would likely be based upon customary REIT valuation methodology including funds from operation (“FFO”) multiples of other comparable REITs, FFO coverage of dividends and adjusted FFO payout of the Company's anticipated dividend; and

•	If the liquidation occurs through a merger of the Company with another REIT, the amount realized for the common stock may not equal the estimated NAV per share because of many factors including the aggregate consideration received, the make-up of the consideration (e.g., cash, stock or both), the performance of any stock received as part of the consideration during the merger process and thereafter, the reception of the merger in the market and whether the market believes the pricing of the merger was fair to both parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE REAL ESTATE INCOME TRUST INC.

Date: July 5, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer